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                                                                  EXHIBIT 3.1(c)


                               STATE OF DELAWARE
                        CERTIFICATE OF AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                      SEALRIGHT MANUFACTURING-EAST, INC.


          SEALRIGHT MANUFACTURING-EAST, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

          FIRST: That the Board of Directors of the Company by the unanimous written consent of its members, filed with the minutes of the Board a resolution setting forth proposed amendments of the Certificate of Incorporation of the Company, declaring said amendments to be advisable and submitting the same to a vote of the sole stockholder of the Company for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

          RESOLVED, that the present Article First of the Certificate of Incorporation of the Company be deleted in its entirety and replaced by:

          "FIRST:  The name of the corporation is JPS Packaging Company."

          RESOLVED, that the present Article Fourth of the Certificate of Incorporation of the Company be deleted in its entirety and replaced by:

          "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is fifteen million (15,000,000) shares of common stock, of the par value of One Cent ($.01) per share. The privileges, powers, rights, qualifications, limitations and restrictions of the common stock are as follows:

               (a) The holders of common stock shall receive, to the extent permitted by law and to the extent the Board of Directors shall determine, such dividends as may be declared from time to time by the Board of Directors.

               (b) Except as may be otherwise required by law or by the Certificate of Incorporation, each holder of common stock shall have one vote in respect of each share of stock held by him on all matters voted upon by the stockholders.

               (c) The holders of the common stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized."
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          SECOND:  That in lieu of a meeting and vote of the sole stockholder of the Company, the sole stockholder of the Company consented in writing to the above actions in accordance with Section 228 of the General Corporation Law of the State of Delaware.

          THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          FOURTH: That the capital of the Company shall not be reduced under or by reason of said amendments.

          IN WITNESS WHEREOF, said Sealright Manufacturing-East, Inc., has caused this certificate to be signed by its Secretary, Thomas W. Van Dyke, this 23rd day of April, A.D. 1998.


                              By:/s/ Thomas W. Van Dyke
                                 ----------------------
                              Thomas W. Van Dyke, Secretary

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